EXHIBIT 21
HMS HOLDINGS CORP.
LIST OF SUBSIDIARIES

State Of
Subsidiary	Incorporation
Health Management Systems, Inc.	New York
401 Park Avenue South
New York, NY 10016

HMS Business Services Inc.	New York
401 Park Avenue South
New York, NY 10016

Reimbursement Services Group Inc.	New York
401 Park Avenue South
New York, NY 10016